DICK’S Sporting Goods Names Bob Eddy to Its Board of Directors

PITTSBURGH, Sept. 15, 2023 /PRNewswire/ – DICK'S Sporting Goods (NYSE: DKS) today announced it has appointed Bob Eddy, the Chairman & Chief Executive Officer of BJ’s Wholesale Club, to the company’s Board of Directors.

“We are thrilled to welcome Bob to our Board at an exciting time for DICK’S,” said Ed Stack, Executive Chairman of DICK’S Sporting Goods. “Bob’s decades of retail experience will be invaluable as DICK’S expands our newest store concepts, and as we continue to find ways to innovate and provide the best possible experience for our athletes.”

“DICK’S is a true leader in its space, and I am pleased to join the Board as the company is reimagining retail and thinking of new ways to interact with its athletes,” said Eddy. “DICK’S has a unique opportunity to further shape the future of both retail and sports, and I look forward to working closely with the Board and the management team as they create value for their shareholders and athletes everywhere.”

Eddy has served as President and Chief Executive Officer of BJ’s since April 2021. He was appointed Chairman in June 2023 and has served on the company’s Board of Directors since 2021. Eddy first joined BJ’s in 2007 as Senior Vice President, Finance, was named Executive Vice President and Chief Financial Officer in 2011 and became Executive Vice President, Chief Financial and Administrative Officer in 2018.

Prior to joining BJ’s, Eddy worked with retail and consumer products companies as a member of the audit and business advisory practice of PwC in Boston and San Francisco.

Eddy serves on the Board of Directors and Executive Committee of the National Retail Federation and the Board of Trustees of The Boston Children’s Hospital. He is a former member of the Board of Directors of Troon Golf. Eddy is also a member of the College Advisory Board for Babson College, his alma mater.

With Eddy’s appointment, the DICK’S Sporting Goods Board will expand to 12 directors.

About DICK'S Sporting Goods, Inc.
DICK'S Sporting Goods (NYSE: DKS) creates confidence and excitement by inspiring, supporting and personally equipping all athletes to achieve their dreams. Founded in 1948 and headquartered in Pittsburgh, the leading omnichannel retailer serves athletes and outdoor enthusiasts in more than 850 DICK'S Sporting Goods, Golf Galaxy, Public Lands, Moosejaw, Going Going Gone! and Warehouse Sale stores, online, and through the DICK'S mobile app. DICK'S also owns and operates DICK'S House of Sport and Golf Galaxy Performance Center, as well as GameChanger, a youth sports mobile platform for live streaming, scheduling, communications and scorekeeping.

Driven by its belief that sports have the power to change lives, DICK'S has been a longtime champion for youth sports and, together with its Foundation, has donated millions of dollars to support under-resourced teams and athletes through the Sports Matter program and other community-based initiatives. Additional information about DICK'S business, corporate giving, sustainability efforts and employment opportunities can be found on dicks.com, investors.dicks.com, sportsmatter.org, dickssportinggoods.jobs and on Facebook, Twitter and Instagram.

CONTACT:
Media Relations
(724) 273-5552
press@dcsg.com

Category: Company
# # #